PHINDER TECHNOLOGIES INC - OTC BB symbol (PHDT)

Miami, April 2, 2007. Phinder completes sale of web presence business

Phinder Technologies Inc. is pleased to announce that it has completed the sale of a portion of its’ web presence business to a non related third party. Management has made the decision to sell the web presence business in order to focus on its’ core business of a facilities based wholesaler of international voice traffic within the carrier to carrier marketplace.

This is a share transaction comprised of a non related company purchasing all the outstanding stock of Axcess Internet Solutions, Inc., a subsidiary of Phinder Technologies Inc.

The purchase price consist of an initial payment of just under $1 million. In addition to this payment Phinder will receive settlement payments on revenues generated from an even larger section of the data base on a shared revenue bases with yet another party (60% for Phinder and 40% for the other party). These revenues will continue for as long as any active customers remain.

"I am very pleased to have completed this transaction in such a short time frame as it will now give the company additional resources to focus on its’ core business,” stated John Alexander van Arem, CEO of Phinder Technologies Inc. "Although we will experience a decrease in revenues for the 4th quarter of 2007 (ending March 31st 2007) as a result of this transaction, it will allow the company to fast track its’ business model in the wholesale carrier to carrier marketplace.”

Phinder Technologies’ core business runs through its wholly owned subsidiary, Zupintra Communications Inc. Zupintra is a facilities based wholesaler of international voice traffic within the carrier to carrier network. As a wholesale VoIP provider, Zupintra Communications Inc. signs both origination and termination contracts with next generation carriers and profits from negotiated rates.

FRANKFURT - WKN #:  A0DQU5

For Investor Relations contact:

David Putnam
Email: ir@phinder.com
416-815-1771 ext.227

www.phinder.com

In compliance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PHDT notes that statements contained in this announcement that are not historical facts may be forward - looking statements that are subject to a variety of risks and uncertainties. Accordingly, PHDT wishes to caution readers of this announcement that its future actual results may differ materially from those that any forward - looking statements may imply. There is no assurance the above - described events will be completed. There can be no assurance of the ability of the company to achieve sales goals, obtain contracts or financing, consummate acquisitions or achieve profitability in the future. The above and additional factors are discussed in detail in the company's filings with the U.S. Securities and Exchange Commission. These may be viewed at www.sec.gov and many other Web sites without charge.